MINISTRY OF JUSTICE
REPUBLIC OF INDONESIA
DIRECTORATE GENERAL OF
LAW AND LEGISLATION
-ted-

DECREE OF THE MINISTER OF JUSTICE OF THE REPUBLIC OF INDONESIA

Number:  C2-14.594 HT.01.01.Th.94

MINISTER OF JUSTICE OF THE REPUBLIC OF INDONESIA

Reading	:	I.	Letter of Application Number 05/6/Not/PT/1994, dated June 10, 1994, from Notary Rachmad Umar SH, and received on June 18, 1994 and September 20, 1994;
		II.	Investment Coordinating Board Chairman’s Letter number 453/I/PMDN/1994, dated July 8, 1994 on Domestic Investment Approval.
Considering	:	That nothing in the deed of incorporation is in violation of the requirements to obtain approval for the incorporation of limited liability company, the Minister has no objection to granting approval for the incorporation of said limited liability company.

1

Recognizing	:	1.	Article II of the Transitional Provisions of 1945 Constitution of the Republic of Indonesia;
		2.
Commercial Code (state Gazette No. 23 of 1847) as last amended by Law No. 4 of 1971 on the Amendments and Addition to Article 54 of the Commercial Code (Supplement Number 2959 to the State Gazette No. 20 of 1971).

		3.	Decree of the President of the Republic of Indonesia No. 32 of 1988 on Organization Structure of Ministry.
			DECIDED:
FIRST	:	to grant approval for the Deed of Incorporation of
			PT. CENTRALPERTIWI BRATASENA
			Taxpayer ID No. 1.661.341.6-022
		A limited liability company having its domicile in Jakarta, as set forth in the Deed Number 1, dated June 8, 1994, passed before Notary Rachmad Umar, SH practicing in Pondok Gede, Bekasi Regency, which was revised by Deed number 29, dated July 30, 1994, passed before the same notary.

2

SECOND	:	This decree is issued to the applicant for follow-up.

Issued in Jakarta

On September 28, 1994

p.p. MINISTER OF JUSTICE OF THE REPUBLIC OF INDONESIA

DIRECTOR GENERAL OF LAW AND LEGISLATION

on his/her behalf

Director of Civil Affairs

[sealed and signed]

RATNAWATI WIDJAYA, SH.

NIP. 040013295

Certified true copy of the original
Jakarta, April 27, 2011
Notary in Jakarta
[sealed and signed]
(YULIA, S.H.)

 3

COPY DEED “P.T. CENTRALPERTIWI BRATASENA” Domiciled in Jakarta
RACHMAD UMAR S.H.
Dated	:	June 8, 1994.-	NOTARY PUBLIC/LAND DEED OFFICER
Number	:	-1.-
BEKASI REGENCY
IN
PONDOK GEDE

DECREE OF THE MINISTER OF JUSTICE THE REPUBLIC OF INDONESIA DATED JUNE 13, 1992

1.	Mr. EDDY SUSANTO ZAOPUTRA
2.	Mr. Drs. TARSISIUS WIDJAJA SENDRA
OFFICE: JALAN RAYA JATIWARINGIN NO. 336 PONDOK GEDE TELEPHONE: 8464202

LIMITED LIABILITY COMPANY

“P.T. CENTRALPERTIWI BRATASENA”

Number:  1

On this day, Wednesday, the eighth day of June one thousand nine hundred ninety four (8-6-1994),

-Personally appeared before me, RACHMAD UMAR, Sarjana Hukum, a notary practicing in PONDOK GEDE, BEKASI REGENCY, in the presence of witnesses whose names are last written below:

I.	Mr. EDDY SUSANTO ZAOPUTRA, a private person, residing at Jalan Taman Kebon Jeruk Blok F.I number 9, West Jakarta,

-Now being in pondok Gede, Bekasi;

-who claims that he in this matter is acting in his capacity as president Director representing the Board of Directors of and, as such, for and on behalf of P.T. CENTRAL PERTIWI, a limited liability company having its seat in Jakarta, whose articles of association have been approved by the Minister of Justice of Republic of Indonesia as evidenced from Decree Number C2-6033.HT.01.01.Th.90, dated the sixteenth day of October one thousand nine hundred ninety (16-10-1990), and published in the Supplement Number 1924 to the State Gazette of Republic of Indonesia Number 54, dated the fifth day of July one thousand nine hundred ninety one (5-7-1991), to whom approval for transacting businesses hereunder has been given by his company’s commissioner Mr. RUSMIN RIYADI, a private person, residing at Jalan Kelapa Sawit II HH/17, Kelurahan Kelapa Gading Timur, North Jakarta, as evidenced from Letter of Approval, privately made, duly stamped, dated the sixth day of June one thousand nine hundred ninety four (6-6-1994), and attached hereto.

2.	Mr. Doktorandus TARSISIUS WIDJAJA SENDRA, a private person, residing at Jalan Kertanegara (Rt.001 Rw.005), Kelurahan Selong, Kecamtan Kebayoran baru, South Jakarta;

-Now being in pondok Gede, Bekasi;

-all of them are Indonesian citizens.

-The appearing persons acting in their respective capacities as described above hereby declare that, subject to the approval and permit from the regulatory bodies, they have agreed to jointly incorporate a limited liability company under Law number 6 of 1968 as amended by Law Number 12 of 1970 on Domestic Investment, with the following articles of association:

NAME AND DOMICILE

Article 1

The Limited Liability Company shall bear the name:

“P.T. CENTRALPERTIWI BRATASENA”

(hereinafter referred to as the “Company”), having its seat in Jakarta, and may open branches or representative offices elsewhere within or outside the country as determined by the Board of Directors.

DURATION OF THE COMPANY

Article 2

The Company shall be incorporated to exist on the day on which the Company’s articles of association are approved by the regulatory body, and continue to exist for 75 (seventy five) years.

PURPOSES AND OBJECTIVES AND BUSINESS ACTIVITIES

Article 3

1.	The purposes and objectives of the Company shall be to do the following businesses:

a.
Construction activities (by operating as contractor that plans, implements and supervises construction and public work activities including construction of houses, buildings, roads, bridges, waterways, irrigation systems, dredging, land filling, installation of electricity, water, gas, telecommunication and other utilities, and by operating as developer of Real Estate and Property);

b.
Trading activities in general including import, export, local and inter-island trade, and operating as wholesaler, supplier, distributor, agent and retailer in respect of various tradable goods whether on its own account or for other parties on fee basis;

c.	Land transportation in general, freight forwarding, warehousing and auto workshop;

d.	provision of services except for legal and tax services;

e.
Industrial activities in particular industry of feedstuffs for livestock, fish and shrimp, shrimp pond and cold storage, mining, animal husbandry, land and sea fishery, agriculture, plantation and forest exploitation;

f.	Printing, bookbinding and publishing;

g.	provision of cleaning service;

h.	provision of catering service. .

All in the broadest sense of the words

2.
The Company may engage in any activities and businesses for the achievement of the said purposes and objectives whether on its own account or in cooperation with other persons in such manner and form as may be deemed fit by the Company to the extent permitted by the law and, therefore, the Company may establish cooperation including but not limited to joint ventures, and establish and became a shareholder of any other local or foreign legal entities that have similar purposes and objectives to those of the company.

CAPITAL

Article 4

1.
The authorized capital of the Company shall be in the amount of Rp 200,000,000,000.-(two hundred billion Rupiah) divided into 200,000,000 (two hundred million) shares, each share having nominal value of Rp 1,000.- (one thousand Rupiah).

2.
Shares out of the above-mentioned capital have been subscribed by and will be paid up in full and in cash by the following founders to the Company’s account no later than the date on which these articles of association are approved by the regulatory body:

a. P.T. CENTRAL PERTIWI holding 72,000,000 (seventy two million) shares having aggregate value of seventy two billion Rupiah	Rp. 72,000,000,000.-
b. Mr. Doktorandus TARSISIUS WIDJAJA SENDRA holding 8,000,000 (eight million) shares having aggregate value of eight billion Rupiah	Rp.8,000,000,000.-

So that there are a total of 80,000,000 (eighty million) shares having total value of eighty billion Rupiah	Rp. 80,000,000,000.-

Twenty five percent (25%) of par value of each issued share or Rp.250.- (two hundred fifty Rupiah) or a total amount of Rp.20,000,000,000.- (twenty billion Rupiah) has been paid-in in cash.  The remaining 75% (seventy five percent) of par value of each issued share or Rp.750.- (seven hundred fifty Rupiah) or a total amount of Rp.60,000,000,000.-(sixty billion Rupiah) will be paid-in in cash to the Company’s account by the founders at the latest by the date on which the Company is ready for commercial production.

3.
The shares in portfolio shall be issued in accordance with the Company’s need for working capital, at such time and with such requirements as determined by the Board of and the Board of Commissioners, with due observance to the provisions of these articles of association provided the shares may not be issued lower than the par value.

4.
In the event of issuance of shares in portfolio, all shareholders whose names are registered in the Register of Shares shall have preemptive right to purchase the shares to be issued according to the proportion of the number of shares they own within 30 (thirty) calendar days after the Board of Directors announce the offer.

-If after the lapse of 30 (thirty) calendar day period, there are still remaining shares to issue, the lapse of time shall be sufficient evidence that the relevant shareholders do not intend to exercise their rights to subscribe the shares, the Board of Directors shall be entitled to offer any remaining shares to such parties as appointed by General Meeting of Shareholders.

5.
The whole of authorized capital shall be fully issued within 10 (ten) years as of the approval date of these articles of association, unless the period is extended by the regulatory body upon the request of Board of Directors.

SHARES

Article 5.

1.	All shares issued by the Company shall be registered shares.

2.	Only Indonesian national or legal entity shall be allowed to own the shares and exercise the rights over shares.

3.	The company shall only acknowledge one person, either an individual or a legal entity, as the owner of one share.

4.
If, due to any reason, a share falls under the ownership of more than one persons, those persons shall be jointly obliged to appoint any one among themselves or a third party as their joint proxy, and only the person so appointed or authorized shall be entitled to exercise the right conferred by law upon such share.

5.
As long as the provisions contained in paragraph 4 above have not been complied with, a vote cast at a General Meeting of Shareholders for such share shall be deemed invalid, and the dividend payment for such share shall be suspended.

6.	A shareholder shall, by law, abide by these Articles of Association and all resolutions lawfully adopted at a General Meeting of Shareholders.

SHARE CERTIFICATE

Article 6

1.	The Company may issue share certificates.

2.	If a share certificate is issued, each share shall be given one share certificate.

3.	The name of shareholder shall be written on each share certificate.

4.	Share certificates shall be marked with serial number and be signed by a Director and a Commissioner.

5.
A collective share certificate may be issued as evidence of ownership of 2 (two) or more shares by a shareholder.  Each collective share certificate shall indicate the number of shares represented by it and serial number of those shares and be signed by a Director and a Commissioner.

6.
Each share certificate and collective share certificate shall bear issuance date and notes on terms and conditions of transfer of shares and any other terms and conditions pertaining to shares in accordance with the provisions of these articles of association.

DUPLICATE SHARE CERTIFICATE

Article 7.

1.	If a share certificate is damaged or destroyed, upon the request of the holder, the Board of Directors shall issue a duplicate share certificate.

2.	The original share certificate shall then be disposed of, the proceedings of which shall be recorded in the Minutes by the Board of Directors and reported to the next General Meeting of Shareholders.

3.
In the event that a share certificate is lost, upon the request of the holder, the Board of Directors shall issue a duplicate share certificate provided that, in the opinion of the Board of Directors, the loss is proven and such indemnity as may be deemed necessary by the Board of Directors in any particular case are given by the holder.

4.	Once the duplicate share is issued, the original share certificate shall be rendered null and void to the Company.

5.	All expenses incurred by the issuance of a duplicate share certificate shall be borne by the holder.

6.	The provisions of this Article 7 shall apply mutatis-mutandis to the issuance of collective duplicate share certificates.

REGISTER OF SHARES

Article 8.

1.	In respect of the shares, the Company shall maintain and keep a register of Shares at the domicile of the Company.

The register of shares shall contain the names and addresses of the shareholders and any other information as may be deemed as necessary by the Board of Directors.

2.	A shareholder shall notify the Board of Directors in writing of any changes to its address.

-Until such notification has been received, all notices and notifications to the shareholder sent to the latest address recorded in the Register of Shares shall be valid.

3.
A transfer of shares shall be made by virtue of a deed of transfer of shares, signed by the transferor and the transferee or their legal proxies or by virtue of any other instruments as may be deemed by Board of Directors as valid evidence of such transfer.

4.	Such transfer shall be recorded in the Register of Shares and, if share certificates are issued, in the relevant share certificates, and be dated and signed by a Director.

5.	A transfer of shares shall only be allowed upon the fulfillment of the provisions of these Articles of Association.

6.	As of the date of the notice of a general meeting of shareholders until the meeting date, a transfer of the rights on shares shall not be allowed.

7.	The Board of Directors shall keep and maintain the Register of Shares to the best of its ability.

8.	Each shareholder shall be entitled to have access to the Register of Shares during the normal business hours of the Company.

TRANSFER OF SHARES

Article 9.

1.	Sale and transfer of shares may be made only to another shareholder or any other parties appointed by a General Meeting of Shareholders upon notice to the Board of Directors.

2.
A shareholder intending to sell shares shall first offer in writing its shares to the other shareholder(s) by indicating the price and terms of sale, and notify the Board of Directors in writing of its offer.

3.	The other shareholders shall be entitled to purchase the offered shares in proportion to their respective shareholding within 30 (thirty) calendar days as of the offer date.

4.
If after the lapse of 30 (thirty) calendar day period, there are still remaining shares to offer, the lapse of time shall be sufficient evidence that the relevant shareholders do not intend to exercise their rights to purchase the shares, the remaining shares may be offered through the Board of Directors to any other interested shareholders or any third parties approved by a General Meeting of Shareholders; in any cases, the shares shall be offered at least at the same price as that offered to the other shareholders.

5.	Transfer of shares by any means other than sales (except for inheritance) shall be allowed only upon the approval of a General Meeting of Shareholders.

6.
If, due to inheritance, marriage or any other reason, a share is no longer held by an Indonesian national or legal entity, or if a shareholder losses its Indonesian nationality, then within 1 (one) year as of, such occurrence, the said shareholder shall be obliged to sell and transfer the rights on share to an Indonesian national or legal entity in accordance with the provisions of these Articles of Association.

7.
As long as the said provisions have not been fulfilled, a vote cast at a General Meeting of Shareholders for such share shall be deemed invalid, and the dividend payment for such share shall be suspended.

MANAGEMENT

Article 10.

1.	The company shall be managed and led by a Board of Directors which shall consist of one or more Directors, one of whom shall be appointed as the President Director.

2.
Only Indonesian national may be appointed as a member of the Board of Directors and, in the event of lose of Indonesian nationality, the said member of Board of Directors shall be deemed to have resigned automatically.

3.
Members of Board of Directors shall be appointed by a General Meeting of Shareholders, each for indefinite office term, without prejudice to the right of a General Meeting of Shareholders to dismiss them at any time.

4.	Members of Board of Directors may be given salaries and/or remuneration, the amount of which shall be determined by a General Meeting of Shareholders.

5.
If, due to any reason, a vacancy arises on the Board of Directors, within 30 (thirty) days as of the vacancy date a General Meeting of Shareholders shall be convened to fill that vacancy, subject to the provisions of paragraph 2 of this article.

6.
Each replacement of any member of Board of Directors shall be recorded in the Mandatory Register of Companies in accordance with the provisions of Law number 3/1982 (one thousand nine hundred eighty two).

DUTIES AND POWERS OF THE BOARD OF DIRECTORS

Article 11.

1.	The Board of Directors shall assume full responsibility in the performance of its duties in the Company’s interest for the achievement the Company’s objectives and purposes.

2.
Each member of Board of Directors shall perform his duties in good faith, to the best of his abilities, with full responsibility, and with due observance to the prevailing laws and regulations and these articles of association.

3.
The Board of Directors shall be entitled to represent the Company within and outside the Court of Justice in respect of all matters and, in any event, to bind the Company to other parties or other parties to the Company and to take any act concerning either management or ownership but with the restriction that:

a.	to borrow or lend money on behalf of the Company (except for withdrawal of any amount from the Company’s bank account);

b.	to purchase, sell or otherwise dispose of any rights over or interest in any fixed assets and companies or encumber any of the Company’s assets;

c.	to cause the Company to be a guarantor;

d.	to establish a new business;

shall require written approval or countersignature from 2 (two) Commissioners.

4.	a.	The President Director shall be entitled and authorized to act for and on behalf of the Board of Directors and to represent the Company.

b.
In the event of the absence or disability of the President Director due to any reason, it being unnecessary to prove such impediments to any third party, another Directors of the Company shall be authorized to act for and on behalf of the Board of Directors and to represent the Company.

5.	The Board of Directors shall, for a particular case, be entitled to appoint one or more persons as representatives or proxies by conferring upon him/them an authority contained in a power of attorney.

6
In case that the Company has no President Director, any and all duties and authorities of the President Director under these Articles of Association may be performed and exercised by the existing Director.

7.	The distribution of duties and authority among the members of the Board of Directors shall be determined by the members themselves on the basis of their joint agreement.

8.
In the event that the Company’s interests conflict with the personal interests of a member of the Board of Directors, the Company shall be represented by another member of the Board of Directors and in event that the Company’s interest conflict with the interests of all members of the Board of Directors, the Company shall be represented by the Board of Commissioners.

MEETING OF THE BOARD OF DIRECTORS

Article 12.

1.
The Board of Directors may convene a Meeting at any time it is deemed necessary by one or more member(s) of the Board of Directors or upon a written request of one or more members of the Board of Commissioners.

2.
The notice of the Meeting of the Board of Directors shall be carried out by the member of the Board of Directors entitled to represent the Board of Directors pursuant to the provision of Article 11 of these Articles of Association.

3.
The notice of the Meeting of the Board of Directors shall be sent by registered mail or personally delivered, against valid receipt, to each member of the Board of Directors no later than 7 (seven) calendar days prior to the meeting date, excluding the notice date and the meeting date.

4.	Such notices shall specify the agenda, date, time and place of the Meeting.

5.
In the event that all members of the Board of Directors are present or represented, prior notice shall not be required and the Meeting of the Board of Directors may be held at any place within the territory of the Republic of Indonesia and shall be entitled to adopt valid and binding resolutions.

6.
The Meeting of the Board of Directors shall be presided over by the President Director.  If the President Director is absent or unable or unwilling to preside over the Meeting, it being unnecessary to provide proof of such impediment to any third party, the Meeting of the Board of Directors shall be chaired by another member of the Board of Directors appointed by and from the members of the Board of Directors present at the Meeting.

7.	A member of the Board of Directors may be represented in the meeting of the Board of Directors only by another member of the Board of Directors acting by virtue of a Power of Attorney.

8.
The Meeting of the Board of Directors shall be lawful and entitled to adopt binding resolutions only if at least more than half of the members of the Board of Directors are present or represented at the Meeting and the notice of the meeting has been given properly in accordance with the provisions of these articles of association.

9.	Resolutions of a Meeting of the Board of Directors shall be adopted on the basis of the majority of all votes cast by the members of the Board of Directors being present or represented in the Meeting.

10.	a.	Each member of the Board of Directors present shall have the right to cast 1 (one) vote and 1 (one) additional vote for each other member of the Board of Directors whom he legally represents.

b.
Voting concerning an individual shall be made by an unsigned, folded ballot papers, while voting concerning other matters shall be conducted orally, unless the Chairman of the Meeting determines otherwise without any objection from those present.

c.	Blank votes or void votes shall not be considered as having been cast and shall not be counted in the calculation of the number of votes legally cast at the meeting.

11.
The Board of Directors may also adopt valid resolutions without convening a Meeting of the Board of Directors provided that all of the members of the Board of Directors have been informed in writing regarding the proposals concerned and all members of the Board of Directors have given their approval to the proposals being submitted as evidenced by their signed written approval.

Any resolutions adopted in such a way shall have the same validity as those legally adopted in the Meeting of the Board of Directors.

BOARD OF COMMISSIONERS

Article 13.

1.	The Board of Commissioners shall supervise the management of the Company by Board of Directors.

2	The Board of Commissioners shall consist of one or more members, one of whom may be appointed as the President Commissioner.

3
Only Indonesian nationals may be appointed as members of Board of Commissioners and, in the event of lose of Indonesian nationality, the said member of Board of Commissioners shall be deemed to have resigned automatically.

4.
Members of the Board of Commissioners shall be appointed by a General Meeting of Shareholders, each for indefinite office term, without prejudice to the right of a General Meeting of Shareholders to dismiss them at any time.

5.	The members of the Board of Commissioners may be paid salaries and/or other remuneration, the amount of which shall be determined by a General Meeting of Shareholders.

6.
If, due to any reasons, a vacancy arises on the Board of Commissioners, a General Meeting of Shareholders shall be convened to fill that vacancy within 30 (thirty) calendar days after such vacancy arises, subject to the provisions of paragraph 3 of this article.

7.
Each replacement of any member of Board of Commissioners shall be recorded in the Mandatory Register of Companies in accordance with the provisions of Law number 3/1982 (one thousand nine hundred eighty two).

DUTIES AND POWER OF THE HOARD OF COMMISSIONERS

Article 14.

1.
Members of the Board of Commissioners, either jointly or severally, at any time during the Company’s business hours shall be entitled to enter the building and premises or any other places used or controlled by the Company and to check books, documents and other evidence, to inspect and verify the financial position of the Company and to have knowledge of all acts done by the Board of Directors.

2.	The Board of Directors and each member of Board of Directors shall provide explanations to the queries of any member of Board of Commissioners.

3.
The Board of Commissioners shall, on the basis of simple majority votes, at any time, be entitled to suspend one or more member(s) of the Board of Directors, if such member(s) of the Board of Directors act(s) contrarily to the Articles of Association and/or neglect(s) its (their) duties or for any other significant reasons.

4.	The said suspension shall be notified to the relevant party together with the reasons therefore.

5.
At the latest within 30 (thirty) calendar days following such suspension, the Board of Commissioners shall call for a General Meeting of Shareholders which shall decide whether the suspended member(s) of the Board of Directors will be dismissed or reinstated, and the suspended member(s) of the Board of Directors shall be given the opportunity to be present to defend himself/themselves.

6.
The meeting shall be chaired by the President Commissioner or, if he is unable or unwilling to preside or absent, by another member of the Board of Commissioners; and if all of the members of Board of Commissioners are absent or unable or unwilling to preside over, the Meeting shall be chaired by a person elected by and from among the meeting attendants.

7.
If the General Meeting of Shareholders is not convened within 30 (thirty) calendar days following such suspension, then the suspension shall be, by law, void and the said member(s) shall be reinstated.

8.
In the event all members of the Board of Directors are suspended and the Company has no member of the Board of Directors, then the Board of Commissioners shall be obligated to temporarily manage the Company.

9.	In such event, the Board of Commissioners shall be entitled to confer interim power on one or more person(s) among them on their joint responsibilities.

10.
If the Company has only one Commissioner, then all of the duties and powers conferred upon the President Commissioner or members of the Board of Commissioners by virtue of these Articles of Association shall be vested in him.

MEETING OF BOARD OF COMMISSIONERS

Article 15.

1.	A meeting of the Board of Commissioners may be convened at any time as deemed necessary by one or more member(s) of the Board of Commissioners as decided by the President Commissioner.

2.
Notices for a Meeting of the Board of Commissioners shall be made by the President Commissioner.  If the President Commissioner fails to make such notice within 14 (fourteen) calendar days as of the meeting request, the member(s) of Board of Commissioners who have called for such meeting shall be entitled to make the notice for such meeting by himself/themselves.

3.
The notices for a Meeting of the Board of Commissioners shall be either hand-delivered or delivered by prepaid registered mail, against valid receipt, to each member of the Board of Commissioners, no later than 7 (seven) calendar days prior to the meeting, excluding the notice date and the meeting date.

4.	The notices shall specify the agenda, date, time and place of the Meeting.

5.
In case all members of the Board of Commissioners are present or represented, such prior notices shall not be required and the Meeting of the Board of Commissioners may be held at any place within the territory of the Republic of Indonesia, and shall be entitled to adopt valid and binding resolutions.

6.
The meeting of the Board of Commissioners shall be chaired by the President Commissioner.  If the President Commissioner is absent or unable or unwilling to preside over the Meeting, it being unnecessary to provide proof of such disability or absence to any third party, then the Meeting of the Board of Commissioners shall be chaired by a person appointed by and from the members of the Board of Commissioners present at the Meeting.

7	A member of the Board of Commissioners may be represented at the Meeting of the Board of Commissioners only by another member of the Board of Commissioners acting by virtue of a Power of Attorney.

8.
A Meeting of the Board of Commissioners shall be lawful and entitled to adopt binding resolutions only if more than half of the members of the Board of Commissioners are present or legally represented at the Meeting and the notice for such meeting has been made properly in accordance with the provisions of articles of association.

9.
Resolutions of the Meeting of the Board of Commissioners shall be adopted on the basis of majority of all votes cast by the members of the Board of Commissioners being present or represented in the Meeting.

10.	a.	Each member of the Board of Commissioners present shall have the right to cast 1 (one) vote and 1 (one) additional vote for each member of the Board of Commissioners whom he represents.

b.	Voting concerning an individual shall be made by unsigned, folded ballot papers, while voting concerning other matters shall be conducted orally.

c.	Blank votes and void votes shall be deemed not to have been legally cast and, accordingly, to be nonexistent and shall not be counted in the calculation of number of votes cast.

11.
The Board of Commissioners may also adopt valid resolutions without convening a Meeting of the Board of Commissioners provided that all of the members of the Board of Commissioners have been informed in writing regarding the proposals concerned and all of the members of the Board of Commissioners have given their approval to the proposals being submitted as evidenced by their signed written approval.

Resolutions of the Board of Commissioners adopted in such a way shall be considered to have legal force equal to that of resolutions lawfully adopted at a Meeting of the Board of Commissioners.

FISCAL YEAR

Article 16.

1.	The fiscal year of the company shall commence on the 1st (first) day of January and end on the 31st (thirty first) day of December.

-At each end of December, the Company’s books shall be closed.

For the first time, the Company’s book shall be closed on the 31st (thirty-first) day of December, one thousand nine hundred ninety four (1995).

2.
After the closing of such books, the Board of Directors shall prepare and make a balance sheet profits and loss statement, which, after the examination by the Board of Commissioners, shall together with other financial statements be made available in the Company’s office for examination by the shareholders at least 14 (fourteen) calendar days before the date of the Annual General Meeting of Shareholders.

GENERAL MEETING OF SHAREHOLDERS

Article 17.

1.	A General Meeting of Shareholders of the Company shall be:

a.	The Annual General Meeting of Shareholders, which is a General Meeting of Shareholders as referred to in article 18 of these Articles of Association.

b.	The Extraordinary General Meeting of Shareholders, which is Any General Meeting of Shareholders other than the Annual General Meeting of Shareholders.

2.
Unless otherwise expressly provided, the term General Meeting of Shareholders in these Articles of Association shall mean both the Annual General Meeting of Shareholders and any Extraordinary General Meeting of Shareholders.

ANNUAL GENERAL MEETING OF SHAREHOLDERS

Article 18.

1.
The Annual General Meeting of Shareholders shall be convened annually, in June at the latest.  The first Annual General Meeting of Shareholders is to be held no later than the end of the sixth month of the following year after the first fiscal year.

2.	At the Annual General Meeting of Shareholders:

a.
The Board of Directors shall submit a report on the affairs and operations of the Company and the results achieved during the preceding book year, particularly with regard to the management of the Company.

b.	A balance sheet and an income statement for approval by the Meeting;

c)	The use of the net earnings of the Company shall be determined.

d)	Such other matters as are brought up may, without prejudice to the provisions in these Articles of Association, be decided.

3.
Approval of balance sheet and a income statement by the Annual General Meeting of Shareholders shall constitute a full discharge and release of the members of the Board of Directors and Board of Commissioners of their management and supervision responsibilities performed during the past fiscal year to the extent that such actions are reflected in the balance sheet and a income statement.

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Article 19.

1.	An Extraordinary General Meeting of Shareholders may be convened at any time as deemed necessary by the Board of Directors.

2.
The Board of Directors shall be obligated to call and convene an Extraordinary General Meeting of Shareholders upon a written request of one member of Board of Commissioners or one or more shareholder(s) jointly holding at least 10% (ten percent) of total number of shares so issued by the Company.

Such written request shall specify matters to discuss.

3.
If the Board of Directors fails to convene the Extraordinary General Meeting of Shareholders within 30 (thirty) calendar days after the receipt of the request, then the signatory(ies) to the request shall be entitled to call the Meeting themselves at the expense of the Company with due observance to the provisions of these articles of association.

Such meeting shall be presided over by a chairman elected from and among those present at the meeting and any resolutions adopted at the meeting shall bind the Company provided they are not in contrary to the provisions of these articles of association.

PLACE AND NOTICES OF MEETING

Article 20.

1.	A General Meeting of Shareholders shall be convened at the Company’s domicile.

2.
The notices of the General Meeting of Shareholders may be made by advertisement in an Indonesian language daily newspaper published at the Company’s domicile or sent by prepaid registered mail no later than 14 (fourteen) calendar days before the Meeting date.  In the event of exceptional urgency, the period may be reduced to 7 (seven) calendar days before the meeting date, excluding notice date and meeting date.

3.	The notices of the General Meeting of Shareholders shall indicate the day, date, time, place and agenda of the Meeting.

The notices of an Annual General Meeting of Shareholders shall also indicate that the balance sheet and income statement are available at the Company’s office.

4.
If all shareholders are present or represented at the meeting, then the prior notices as referred to above shall not be required and the Meeting may adopt valid and binding resolutions concerning any matters so discussed and the Meeting may be held at any place within the territory of the Republic of Indonesia.

CHAIRPERSON AND MINUTES OF

A GENERAL MEETING OF SHAREHOLDERS

Article 21.

1.	Unless otherwise provided in these Articles of Association, all General Meetings of Shareholders shall be presided over by the President Director;

-in case of the absence or disability of the President Director due to any reason whatsoever, the Meeting shall be presided over by one of the members of the Board of Directors; in case of the absence or disability of the all members of the Board of Directors due to any reason whatsoever, the Meeting shall be presided over the President Commissioner;

-in case of the absence or disability of the President Commissioner due to any reason whatsoever, the Meeting shall be presided over by one of the members of the Board of Commissioners; and in case of the absence or disability of all members of the Board of Commissioners due to any reason whatsoever, the Meeting shall be presided over by someone appointed by and from those present at the Meeting.

2.
All proceedings and resolutions adopted at a General Meeting of Shareholders shall be recorded in the Minutes of Meeting, signed for ratification by the Chairman of the Meeting and one shareholder present or a proxy of a shareholder designated and elected for that purpose by the Meeting from among those present at the Meeting.  The Minutes of Meeting concerned shall serve as valid evidence, both for all shareholders and for any third parties, of the resolutions and proceedings of the Meeting.

-The signing shall not be required if the Minutes of Meeting are drawn up in the form of a notarial deed.

QUORUM, VOTING RIGHTS AND RESOLUTIONS

Article 22.

1.
Unless otherwise provided in these Articles of Association, a General Meeting of Shareholders shall be lawful only if attended by shareholders holding more than 50% (fifty percent) of the total shares so issued by the Company.

2.	A shareholder may be represented by another shareholder or any third party acting by virtue of a power of attorney.

3.	The Chairman of the Meeting shall be entitled to require that the power of attorney for representing a shareholder is presented to him during the Meeting.

4.	At the Meeting, each share shall confer the right upon its owner to cast 1 (one) vote.

5.	Each member of the Board of Directors, each member of the Board of Commissioners and every employee of the Company may not act as a proxy in the voting at a General Meeting of Shareholders.

The vote cast by them as a proxy at the Meeting shall not be counted in the calculation of votes.

6.	Unless the Meeting decides otherwise, voting concerning an individual shall be carried out by unsigned, folded ballot papers, while voting concerning other matters shall be conducted orally.

7.	Blank votes or void votes shall not be considered as having been cast and shall not be counted in the calculation of the number of votes legally cast at the meeting.

8.
-All resolutions shall be adopted on the basis of affirmative votes of at least more than 50% (fifty percent) of total votes legally cast at the Meeting unless otherwise provided in these Articles of Association.

-In case of a tie vote, the proposals concerned shall be determined through lot drawing if they concern individuals, and be deemed as defeated if concern any other matters.

9.
Shareholders may also adopt valid resolutions without convening a General Meeting of Shareholders provided that the relevant proposals have been notified in writing to all shareholders and all shareholders have approved such proposals as evidenced by a signed statement in writing signifying their approval.

The resolutions adopted in such manner shall be deemed to have legal force equal to that of a resolution lawfully adopted at a General Meeting of Shareholders.

EARNINGS

Article 23.

1.
The net earnings of the Company for a fiscal year as shown in the balance sheet and income statement, which have been ratified by an Annual General Meeting of Shareholders, shall be used in such manner as is determined by an Annual General Meeting of Shareholders.

2.	An Annual General Meeting of Shareholders may also determine part of net earnings to be designated for the reserve fund with due observance to the applicable provisions of law.

3.
If, according to the opinion of a General Meeting of Shareholders, the reserve fund has reached a sufficient amount, the Meeting may decide that the amount allocated for reserve fund be used for other purposes.

4.
In case the income statement in one fiscal year shows a loss that can not be covered by the reserve fund, then the loss shall remain recorded and shall be entered in the income statement and, in subsequent fiscal years, the Company shall be considered not to have made any profits as long as the loss recorded in the profit and loss statement has not been fully covered.

5.	Net earnings distributed as dividends which are left unclaimed after 5 (five) years commencing from the day they became payable shall become the property of the Company.

RESERVE FUND

Article 24.

1.
A reserve fund shall be used to cover losses suffered by the Company.  Without prejudice to the above provision, a General Meeting of Shareholders may decide that par or the whole of reserve fund be used as working capital or for other purposes.

2.	The Board of Directors shall manage the reserve fund so that it will generate profit in a manner deemed appropriate by it, with approval of the Board of Commissioners.

3.	Profits generated from such reserve fund shall be entered into income statement.

AMENDMENT TO THE ARTICLES OF ASSOCIATION

Article 25.

1.
Amendments to the provisions of these Articles of Association concerning name, domicile, purpose, period of the Company, amount of authorized capital, or reduction in the issued and paid-up capital shall only be effected by virtue of resolutions of an Extraordinary General Meeting of Shareholders specifically called and convened for that purpose.  Such Meeting shall be attended by shareholders or their proxies jointly representing at least 2/3 (two-thirds) of all shares so issued by the Company and the resolutions shall be approved by at least 2/3 (two-thirds) of all votes cast at the meeting, subject to the approval from the regulatory body.

2.
In the event of failure to reach quorum at such abovementioned meeting, then at the earliest 7 (seven) calendar days and no later than 30 (thirty) calendar days after the First Meeting, a Second Meeting may be convened with the same agenda and under the same conditions as required in the First Meeting provided that the notice period for the second meeting may be different from the provisions of article 20.2 above.

3.
Resolutions concerning the reduction of capital must be announced by the Board of Directors in a daily newspaper in the Indonesian language published at the domicile of the Company and in the State Gazette for the interest of Creditors.

DISSOLUTION AND LIQUIDATION

Article 26.

1.	The provisions of Article 25 above shall apply mutatis mutandis to the dissolution of the Company prior to the expiry date as referred to in article 2 above.

2.
In case the Company is dissolved, then its liquidation shall be executed by the Board of Directors under the supervision of Board of Commissioners unless a General Meeting of Shareholders determines otherwise.

3.	The said General Meeting of Shareholders shall also determine the fee for liquidator.

4.
The resolution on dissolution shall be registered with the Registrar Office of District Court whose jurisdiction covers the Company’s seat, be announced in the State Gazette of the Republic of Indonesia and in an Indonesian language daily newspaper which is published at the domicile of the Company along with a notice to the creditors.

5.
Any balance from the liquidation calculation shall first be distributed to the shareholders in accordance with total nominal value of their respective fully paid up shares and any remaining amount therefrom shall be distributed in a manner determined by a General Meeting of Shareholders specifically held for that purpose.

6.
These Articles of Association as contained in this deed of establishment and the future amendments hereto shall remain in force until a General Meeting of Shareholders has approved the last account of the liquidation and has given a full discharge and release to the liquidators.

CLOSING PROVISIONS

Article 27.

Matters not provided for or not otherwise fully covered in these Articles of Association shall be resolved by a General Meeting of Shareholders.

Further the appearing persons declare that:

I.
In exception to the provisions of articles 10 and 13 concerning the appointment of members of Board of Directors and of Board of Commissioners, the following individuals have been appointed, for the first time, as:

-President Director:	:	said Mr. Doktorandus TARSISIUS WIDJAJA SENORA;
-Director	:	said Mr. RUSMIN RIYADI;
-Director	:	Mr. DAVID RANDING, Indonesian citizen, a private person, residing at Jalan Bungur Besar number 163, (Rt. 010 Rw. 004), Kelurahan Bungur, Kecamatan Senen, Central Jakarta;
-Director	:	Mr. JOHANNES KITONO, Sarjana Ekonomi, Indonesian citizen, a private person, residing at Jalan Kemanggisan Raya number 22, (Rt. 009 Rw. 0090), Kelurahan Kemanggisan, Kecamatan Palmerah, West Jakarta;

-President Commissioner	:	said Mr. EDDY SUSANTO ZAOPUTRA;
-Commissioner	:	Mr. YUSRY SURJADI, Indonesian citizen, a private person, residing at Jalan Kemanggisan Utama II/19, Kelurahan Kemanggisan, Kecamatan Palmerah, West Jakarta;
-Commissioner	:	Mr. FRANCISCUS AFFANDY, Indonesian citizen, a private person, residing at Jalan Darma Husada Indah Barat V Blok AA number 23, Kelurahan Mojo, Kecamatan Gubeng, Surabaya;
-Commissioner	:
Mr. JOSEF WILEM LANGITAN, Indonesian citizen, a private person, residing at Jalan Griya Makmur Blok K number 4, (Rt.04 Rw.02) LK:2 Kelurahan Way Halim Permai, Kecamatan Sukarame, Bandar Lampung Municipality;

The said appointment according to the appearing person has been accepted by each of them and shall be subject to confirmation by the first General Meeting of Shareholders after this Deed of Incorporation is approved by competent authorities.

II.	Board of Directors and

*

are given power with the right of substitution, either jointly or severally, to apply for the approval for these articles of association from the regulatory body and to make any necessary amendments and/or additions in the form of notarial deed if the issuance of approval depends on such amendments and/or additions, to appear, if necessary, to provide explanations, to make and cause to be made and sign any necessary documents/deeds and further to take any actions deemed necessary and expedient for the fulfillment of the above-mentioned purpose.

-The appearing persons are known to me, the notary.

IN WITNESS WHEREOF

This deed is made as minutes and executed in Pondok Gede, Bekasi, on the day and date first written above in the presence of Mr. Ahmad Hipni and Mr. Tanziri, both being employees of the notary office, residing in Pondok Gede, Bekasi, whom I, notary, know, as witnesses.

After I, Notary, read out this deed to the appearing persons and witnesses, the appearing persons, witnesses and I, Notary, sign this deed.

This deed is executed with 6 changes, namely two additions and four emendations.

The original of this deed is duly signed.

ISSUED AS A TRUE COPY.
NOTARY IN PONDOK GEDE
[sealed, stamped and signed]
(RACHMAD UMAR, S.H.).
Certified true copy of the original
Jakarta, April 27, 2011
Notary in Jakarta
[sealed and signed]
(YULIA, S.H.)